Exhibit 99.1

For Immediate Release

March 5, 2018

Eagle Bancorp Contact

Ronald D. Paul

301.986.1800

Eagle Bancorp, Inc. Announces the Appointment of
Norman R. Pozez to Vice Chairman of the Board of Directors

BETHESDA, MD. Eagle Bancorp, Inc., (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), announced today that, effective immediately, its board of directors have nominated and appointed Norman R. Pozez as Vice Chairman of the Company and Bank board of directors. In his new role, he will direct his focus toward overseeing all corporate governance and organizational development. Mr. Pozez has served on the Company and Bank’s Board of Directors since September 2008. He is Chairman of the Company’s Governance and Nominating Committee.

“Norm Pozez is an experienced and successful business leader,” said Chairman and Chief Executive Officer Ronald D. Paul. “He brings a wealth of experience in both executive management and corporate governance through his board service to the Company and to other companies and non-profit organizations. In his new role on our board, his guidance will be invaluable in helping to strengthen and improve the way the Company’s governance bodies and programs work, and in providing insight on the elements necessary to the Board for carrying out its control tasks to the best possible extent.”

Mr. Pozez is the Chairman and Chief Executive Officer of The Uniwest Companies, a locally owned Real Estate and Construction company. Mr. Pozez has been in the real estate development field for over thirty five years. Previously, he was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia. Mr. Pozez has also served as a Regional Director of Real Estate and Construction for Payless ShoeSource. During his tenure at Payless and for some years thereafter, he served on the Board of Directors of Bookstop, Inc., which was sold to Barnes and Noble in 1989. Mr. Pozez is a licensed Real Estate Broker in Washington, DC, Maryland and Virginia. Mr. Pozez is a Board member of a number of non- profit organizations serving community needs in and around the Washington, DC metropolitan area. Mr. Pozez served as Chairman of the Board of Fidelity & Trust Bank, and its holding company, Fidelity & Trust Bancorp. (“Fidelity”) from April 2004 until February 2005, and as a director of Fidelity from September 2007 until August 2008, at which time Fidelity was acquired by the Company.

Caution About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.

EagleBankCorp.com 301.986.1800
MD | VA | DC

About Eagle Bancorp, Inc. and EagleBank

Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 20 offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.